EXHIBIT 99

HEILIG-MEYERS COMPANY REPORTS AUGUST SALES

         Richmond, Va., Sept. 8 -- Heilig-Meyers Company reported consolidated sales for the month ended August 31, 1998, of approximately $207.5 million, 5.6% ahead of sales of $196.5 million in the prior year month. Comparable store sales for the month of August decreased approximately 2.1%.

         For the six months ended August 31, 1998, the Company reported consolidated sales of approximately $1.2 billion, 18.5% ahead of sales of $1.0 billion in the prior year period. Comparable store sales for the six-month period increased approximately 3.1%.

         Management noted that sales for the second quarter ended August 31, were slightly behind plan. It was also noted, that sales and margin shortfalls associated with the Company's repositioning of its Rhodes division were likely to result in earnings modestly below that of the prior year quarter.

         Heilig-Meyers Company is the nation's largest retailer of furniture, bedding and related items. As of August 31, 1998, the Company operated 1,246 stores: 815 as Heilig-Meyers, 229 as Mattress Discounters, 101 as Rhodes, 69 as The RoomStore and 32 in Puerto Rico as Berrios.